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	                                                EXHIBIT 10.2

                        Operating Agreement


            THIS AGREEMENT, dated effective as of February 8, 1989 by and between McDonnell Douglas Financial Services Corporation, a Delaware corporation ("MDFS"), and McDonnell Douglas Finance Corporation, a Delaware corporation ("MDFC");

                        W I T N E S S E T H:

      WHEREAS, McDonnell Douglas Corporation ("MDC") and the parties hereto have entered into an Amended and Restated Operating Agreement dated effective as of February 8, 1989, (the "Operating Agreement") which provides that MDC shall pay MDFS for certain tax savings realized by MDC as a result of including MDFS shall pay MDC for certain additional taxes incurred by MDC as a result of including MDFS and its subsidiaries in such return.

      NOW, THEREFORE, the parties hereto agree as follows:

            Section 1. Federal Income Taxes. Pursuant to the Operating Agreement, it is the intention of MDC to continue to file its Federal income tax returns on a consolidated basis with MDFS and its subsidiaries in accordance with the income tax regulations under Section 1502 of the Internal Revenue of 1986, as amended. With respect to each taxable year for which such practice remains in effect, MDFS agrees to pay to MDFC an amount equal to the excess of (i) the amount of MDC consolidated Federal income taxes which would be due for such taxable year if such taxes were computed by excluding MDFC and its subsidiaries, over (ii) the amount of MDC consolidated Federal income taxes which would be due for such taxable year if such taxes were computed including MDFC and its subsidiaries. If for any such taxable year the amount of taxes computed in accordance with clause (ii) hereof shall exceed the amount of taxes computed under clause
      (i), MDFC shall pay MDFS an amount equal to the excess of the clause (ii) amount over the clause (i) amount. If subsequent to any payments made by MDFS pursuant to this Section 1, MDC or MDFS shall incur Federal income tax losses which under applicable law could be carried back to the taxable year for which such payments were made, MDFC will nevertheless be under no obligation to repay to MDFS any portion of such payments.

            Section 2.  Miscellaneous.
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         2.1  This Agreement is not and does not constitute a direct or indirect guarantee by MDFS of any obligation or debt of MDFC.

         2.2 This Agreement may be amended, waived or terminated at any time by written agreement of the parties, subject to outstanding indenture provisions relating to securities issued by MDFC.

         2.3 In no event shall MDFC receive an amount under this Agreement which is less than the amount that MDFC would have received under the Operating Agreement dated as of January 15, 1975 between MDC and MDFC prior to its amendment.

         2.4 MDFS hereby assigns to MDFC its rights and obligations under Sections 1, 2 and 3 of the Operating Agreement.

                        MCDONNELL DOUGLAS FINANCIAL SERVICES
                        CORPORATION


                        By___________________________________

                        Its:_________________________________


                        MCDONNELL DOUGLAS FINANCE CORPORATION


                        By___________________________________

                        Its:_________________________________